Exhibit 99.2

PART I — FINANCIAL INFORMATION

Item 1. Financial Statements

SPIRIT REALTY CAPITAL, INC.

Consolidated Balance Sheets

(In Thousands, Except Share and Per Share Data)

(Unaudited)

	September 30, 2023	December 31, 2022
Assets
Investments:
Real estate assets held for investment:
Land and improvements	$2,742,072	$2,740,250
Buildings and improvements	6,081,378	5,892,117
Less: accumulated depreciation	(1,354,807)	(1,211,061)
Total real estate assets held for investment, net	7,468,643	7,421,306
Intangible lease assets, net	389,100	423,870
Real estate assets under direct financing leases, net	7,404	7,427
Real estate assets held for sale, net	61,545	49,148
Loans receivable, net	52,949	23,023
Total investments, net	7,979,641	7,924,774
Cash and cash equivalents	134,166	8,770
Deferred costs and other assets, net	310,801	313,722
Goodwill	225,600	225,600
Total assets	$8,650,208	$8,472,866

Liabilities and stockholders’ equity
Liabilities:
Revolving credit facilities	$—	$55,500
Term loans, net	1,090,198	792,309
Senior Unsecured Notes, net	2,725,505	2,722,514
Mortgages payable, net	4,545	4,986
Total debt, net	3,820,248	3,575,309
Intangible lease liabilities, net	106,814	118,077
Accounts payable, accrued expenses and other liabilities	230,353	218,164
Total liabilities	4,157,415	3,911,550
Commitments and contingencies (see Note 6)
Stockholders’ equity:
Preferred stock and paid in capital, $0.01 par value, 20,000,000 shares authorized: 6,900,000 shares issued and outstanding at both September 30, 2023 and December 31, 2022	166,177	166,177
Common stock, $0.05 par value, 350,000,000 shares authorized: 141,331,218 and 141,231,219 shares issued and outstanding at September 30, 2023 and December 31, 2022, respectively	7,067	7,062
Capital in excess of common stock par value	7,300,728	7,285,629
Accumulated deficit	(3,036,475)	(2,931,640)
Accumulated other comprehensive income	55,296	34,088
Total stockholders’ equity	4,492,793	4,561,316
Total liabilities and stockholders’ equity	$8,650,208	$8,472,866

See accompanying notes.

SPIRIT REALTY CAPITAL, INC.

Consolidated Statements of Operations

(In Thousands, Except Share and Per Share Data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Revenues:
Rental income	$188,205	$180,296	$561,765	$520,930
Interest income on loans receivable	1,506	521	3,919	1,362
Earned income from direct financing leases	131	131	393	393
Other operating income	3,533	1,956	4,888	3,550
Total revenues	193,375	182,904	570,965	526,235
Expenses:
General and administrative	14,062	14,313	45,016	42,408
Property costs (including reimbursable)	8,382	7,395	24,077	22,600
Deal pursuit costs	342	470	1,174	1,490
Interest	36,919	30,956	104,993	84,573
Depreciation and amortization	79,370	74,600	236,527	216,606
Impairments	19,258	1,571	36,052	11,096
Total expenses	158,333	129,305	447,839	378,773
Other income:
Loss on debt extinguishment	—	—	—	(172)
Gain on disposition of assets	3,661	23,302	66,450	63,107
Other income	—	—	—	5,679
Total other income	3,661	23,302	66,450	68,614
Income before income tax expense	38,703	76,901	189,576	216,076
Income tax expense	(235)	(261)	(754)	(640)
Net income	38,468	76,640	188,822	215,436
Dividends paid to preferred shareholders	(2,587)	(2,587)	(7,763)	(7,763)
Net income attributable to common stockholders	$35,881	$74,053	$181,059	$207,673

Net income per share attributable to common stockholders:
Basic	$0.25	$0.54	$1.28	$1.56
Diluted	$0.25	$0.54	$1.28	$1.56

Weighted average shares of common stock outstanding:
Basic	141,124,401	136,314,369	141,094,907	132,835,210
Diluted	141,149,865	136,314,369	141,103,395	132,965,297

Dividends declared per common share issued	$0.6696	$0.6630	$1.9956	$1.9390

See accompanying notes.

SPIRIT REALTY CAPITAL, INC.

Consolidated Statements of Comprehensive Income

(In Thousands)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Net income attributable to common stockholders	$35,881	$74,053	$181,059	$207,673
Other comprehensive income:
Net reclassification of amounts from AOCIL	8,260	40,204	21,208	41,608
Total comprehensive income	$44,141	$114,257	$202,267	$249,281

See accompanying notes.

SPIRIT REALTY CAPITAL, INC.

Consolidated Statements of Stockholders' Equity

(In Thousands, Except Share Data)

(Unaudited)

	Preferred Stock		Common Stock
Nine Months Ended September 30, 2023	Shares	Par Value and Capital in Excess of Par Value	Shares	Par Value	Capital in Excess of Par Value	Accumulated Deficit	AOCIL	Total Stockholders’ Equity
Balances, December 31, 2022	6,900,000	$166,177	141,231,219	$7,062	$7,285,629	$(2,931,640)	$34,088	$4,561,316
Net income	—	—	—	—	—	96,173	—	96,173
Dividends declared on preferred stock	—	—	—	—	—	(2,588)	—	(2,588)
Net income attributable to common stockholders		—		—	—	93,585	—	93,585
Other comprehensive loss	—	—	—	—	—	—	(10,586)	(10,586)
Dividends declared on common stock	—	—	—	—	—	(93,675)	—	(93,675)
Tax withholdings related to net stock settlements	—	—	(30,279)	(2)	—	(1,310)	—	(1,312)
Stock-based compensation, net	—	—	98,982	5	5,225	(659)	—	4,571
Balances, March 31, 2023	6,900,000	$166,177	141,299,922	$7,065	$7,290,854	$(2,933,699)	$23,502	$4,553,899
Net income	—	—	—	—	—	54,181	—	54,181
Dividends declared on preferred stock	—	—	—	—	—	(2,588)	—	(2,588)
Net income attributable to common stockholders		—		—	—	51,593	—	51,593
Other comprehensive income	—	—	—	—	—	—	23,534	23,534
Dividends declared on common stock	—	—	—	—	—	(93,700)	—	(93,700)
Tax withholdings related to net stock settlements	—	—	(3,825)	—	—	(145)	—	(145)
Stock-based compensation, net	—	—	35,261	2	4,968	311	—	5,281
Balances, June 30, 2023	6,900,000	$166,177	141,331,358	$7,067	$7,295,822	$(2,975,640)	$47,036	$4,540,462
Net income	—	—	—	—	—	38,468	—	38,468
Dividends declared on preferred stock	—	—	—	—	—	(2,587)	—	(2,587)
Net income available to common stockholders		—		—	—	35,881	—	35,881
Other comprehensive income	—	—	—	—	—	—	8,260	8,260
Dividends declared on common stock	—	—	—	—	—	(94,635)	—	(94,635)
Stock-based compensation, net	—	—	(140)	—	4,906	(2,081)	—	2,825
Balances, September 30, 2023	6,900,000	$166,177	141,331,218	$7,067	$7,300,728	$(3,036,475)	$55,296	$4,492,793

SPIRIT REALTY CAPITAL, INC.

Consolidated Statements of Stockholders' Equity

(In Thousands, Except Share Data)

(Unaudited)

	Preferred Stock		Common Stock
Nine Months Ended September 30, 2022	Shares	Par Value and Capital in Excess of Par Value	Shares	Par Value	Capital in Excess of Par Value	Accumulated Deficit	AOCIL	Total Stockholders’ Equity
Balances, December 31, 2021	6,900,000	$166,177	127,699,235	$6,385	$6,673,440	$(2,840,356)	$(5,847)	$3,999,799
Net income	—	—	—	—	—	56,056	—	56,056
Dividends declared on preferred stock	—	—	—	—	—	(2,588)	—	(2,588)
Net income attributable to common stockholders		—		—	—	53,468	—	53,468
Other comprehensive income	—	—	—	—	—	—	702	702
Dividends declared on common stock	—	—	—	—	—	(85,688)	—	(85,688)
Tax withholdings related to net stock settlements	—	—	(39,028)	(2)	—	(6,408)	—	(6,410)
Issuance of shares of common stock, net	—	—	6,559,406	328	299,440	—	—	299,768
Stock-based compensation, net	—	—	86,888	4	4,021	(496)	—	3,529
Balances, March 31, 2022	6,900,000	$166,177	134,306,501	$6,715	$6,976,901	$(2,879,480)	$(5,145)	$4,265,168
Net income	—	—	—	—	—	82,740	—	82,740
Dividends declared on preferred stock	—	—	—	—	—	(2,588)	—	(2,588)
Net income attributable to common stockholders		—		—	—	80,152	—	80,152
Other comprehensive income	—	—	—	—	—	—	702	702
Dividends declared on common stock	—	—	—	—	—	(86,987)	—	(86,987)
Tax withholdings related to net stock settlements	—	—	(403)	—	—	(17)	—	(17)
Issuance of shares of common stock, net	—	—	1,999,996	100	89,864	—	—	89,964
Stock-based compensation, net	—	—	35,591	2	4,385	(498)	—	3,889
Balances, June 30, 2022	6,900,000	$166,177	136,341,685	$6,817	$7,071,150	$(2,886,830)	$(4,443)	$4,352,871
Net income	—	—	—	—	—	76,640	—	76,640
Dividends declared on preferred stock	—	—	—	—	—	(2,587)	—	(2,587)
Net income available to common stockholders		—		—	—	74,053	—	74,053
Other comprehensive income	—	—	—	—	—	—	40,204	40,204
Dividends declared on common stock	—	—	—	—	—	(92,595)	—	(92,595)
Issuance of shares of common stock, net	—	—	3,320,559	166	141,702	—	—	141,868
Stock-based compensation, net	—	—	(418)	—	4,393	(4)	—	4,389
Balances, September 30, 2022	6,900,000	$166,177	139,661,826	$6,983	$7,217,245	$(2,905,376)	$35,761	$4,520,790

See accompanying notes.

SPIRIT REALTY CAPITAL, INC.

Consolidated Statements of Cash Flows

(In Thousands)

(Unaudited)

	Nine Months Ended September 30,
	2023	2022
Operating activities
Net income	$188,822	$215,436
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	236,527	216,606
Impairments	36,052	11,096
Amortization of deferred financing costs	5,944	3,637
Amortization of debt discounts, net	982	947
Amortization of deferred losses on interest rate swaps	2,106	2,106
Stock-based compensation expense	15,106	12,805
Loss on debt extinguishment	—	172
Gain on dispositions of real estate and other assets	(66,450)	(63,107)
Non-cash revenue	(26,894)	(30,165)
Other	32	10
Changes in operating assets and liabilities:
Deferred costs and other assets, net	3,798	(1,683)
Accounts payable, accrued expenses and other liabilities	(22,477)	(28,975)
Net cash provided by operating activities	373,548	338,885
Investing activities
Acquisitions of real estate	(419,765)	(1,118,290)
Capitalized real estate expenditures	(65,649)	(55,318)
Investments in loans receivable	(13,672)	(12,700)
Proceeds from dispositions of real estate and other assets	249,028	183,767
Net cash used in investing activities	(250,058)	(1,002,541)
Financing activities
Borrowings under revolving credit facilities	424,000	1,267,800
Repayments under revolving credit facilities	(479,500)	(1,556,200)
Repayments under mortgages payable	(413)	(391)
Borrowings under term loans	300,000	800,000
Deferred financing costs	(269)	(17,028)
Proceeds from issuance of common stock, net of offering costs	—	531,565
Repurchase of shares of common stock, including tax withholdings related to net stock settlements	(1,457)	(6,427)
Common stock dividends paid	(281,020)	(255,870)
Preferred stock dividends paid	(7,763)	(7,763)
Net cash (used in) provided by financing activities	(46,422)	755,686
Net increase in cash, cash equivalents and restricted cash	77,068	92,030
Cash, cash equivalents and restricted cash, beginning of period	61,953	17,799
Cash, cash equivalents and restricted cash, end of period	$139,021	$109,829

Cash paid for interest, net of interest capitalized	$133,071	$99,575
Interest capitalized	1,005	741
Cash paid for income taxes	919	676

SPIRIT REALTY CAPITAL, INC.

Consolidated Statements of Cash Flows

(In Thousands)

(Unaudited)

	Nine Months Ended September 30,
Supplemental Disclosures of Non-Cash Activities:	2023	2022
Dividends declared and unpaid	$94,635	$92,595
Accrued capitalized costs	39,552	18,103
Accrued market-based award dividend rights	2,429	998
Derivative changes in fair value	19,104	39,502
Financing provided in connection with disposition of assets	33,000	—
Right-of-use assets	22,635	—
Right-of-use liabilities	22,635	—

See accompanying notes.

SPIRIT REALTY CAPITAL, INC.

Notes to Consolidated Financial Statements

September 30, 2023

(Unaudited)

NOTE 1. ORGANIZATION

Organization and Operations

Spirit Realty Capital, Inc. (the "Corporation" or "Spirit" or, with its consolidated subsidiaries, the "Company") operates as a self-administered and self-managed REIT that seeks to generate sustainable and attractive returns for stockholders by primarily investing in and managing a portfolio of single-tenant, operationally essential real estate throughout the United States that is generally leased on a long-term, triple-net basis to tenants operating retail, industrial and other property types. Single-tenant, operationally essential real estate refers to free-standing, commercial real estate facilities where tenants conduct activities that are essential to the generation of their sales and profits.

The Company’s operations are generally carried out through Spirit Realty, L.P. (the "Operating Partnership") and its subsidiaries. Spirit General OP Holdings, LLC, one of the Corporation’s wholly-owned subsidiaries, is the sole general partner and owns approximately 1% of the Operating Partnership. The Corporation and a wholly-owned subsidiary (Spirit Notes Partner, LLC) are the only limited partners and, together, own the remaining 99% of the Operating Partnership.

NOTE 2. SUMMARY OF SIGNIFICANT ACOUNTING POLICIES

Basis of Accounting

The consolidated financial statements of the Company have been prepared on the accrual basis of accounting, in accordance with GAAP. In the opinion of management, the consolidated financial statements include the normal, recurring adjustments necessary for fair statement of the information required to be set forth therein. The results for interim periods are not necessarily indicative of the results for the entire year. Certain information and note disclosures, normally included in financial statements prepared in accordance with GAAP, have been condensed or omitted from these statements pursuant to SEC rules and regulations and, accordingly, these financial statements should be read in conjunction with the Company’s audited consolidated financial statements as filed with the SEC in its Annual Report on Form 10-K for the year ended December 31, 2022.

Principles of Consolidation

The consolidated financial statements of the Company include the accounts of the Corporation and its wholly-owned subsidiaries, including the Operating Partnership. All significant intercompany balances and transactions have been eliminated in consolidation.

The consolidated financial statements include certain special purpose entities that were formed to acquire and hold real estate encumbered by indebtedness (see Note 4). Each special purpose entity is a separate legal entity and is the sole owner of its assets and responsible for its liabilities. The assets of these special purpose entities are not available to pay, or otherwise satisfy obligations to, the creditors of any affiliate or owner of another entity unless the special purpose entities have expressly agreed and are permitted to do so under their governing documents. As of September 30, 2023 and December 31, 2022, net assets totaling $11.1 million and $11.7 million, respectively, were held, and net liabilities totaling $4.5 million and $4.9 million, respectively, were owed by these encumbered special purpose entities and are included in the consolidated balance sheets.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Although management believes its estimates are reasonable, actual results could differ from those estimates.

Segment Reporting

The Company views its operations as one reportable segment, which consists of net leasing operations.

Revenue Recognition

Rental Income: Cash and Straight-line Rent

The Company primarily leases real estate to its tenants under long-term, triple-net leases that are classified as operating leases. To evaluate lease classification, the Company assesses the terms and conditions of the lease to determine the appropriate lease term. Options to extend, terminate or purchase are not included in the evaluation for lease classification or for recognition of rental income unless the Company is reasonably certain the tenant will exercise the option. Evaluation of lease classification also requires an estimate of the real estate's residual value at the end of the lease term. For acquisitions, the Company uses the tangible value of the property at the date of acquisition. For lease modifications, the Company generally uses sales comparables or a direct capitalization approach to estimate residual value.

The Company’s leases generally provide for rent escalations throughout the term of the lease. For leases with fixed escalators, rental income is recognized on a straight-line basis to produce a constant periodic rent over the term of the lease. Accordingly, the difference between rental income recognized on a straight-line basis and billed rents is recorded as rent receivables, which the Company will receive only if the tenant makes all rent payments required through the initial term of their lease. For leases with variable rent escalators, rental income typically increases at a multiple of any increase in the CPI over a specified period. Because of the volatility and uncertainty regarding future changes in the CPI and the Company’s inability to determine the extent to which any specific future change in the CPI is probable, increases from variable rent escalators are recognized when the changes in the rental rates have occurred.

Some of the Company’s leases also provide for contingent rent based on a percentage of the tenant’s gross sales, which is recognized as rental income when the factor on which the contingent lease payment is based has occurred.

Rental income is subject to an evaluation for collectability, which includes management’s estimates of amounts that will not be realized based on an assessment of the risks inherent in the portfolio, considering historical experience, as well as the tenant's payment history and financial condition. The Company does not recognize rental income for amounts that are not probable of collection.

Rental Income: Tenant Reimbursement Revenue

Under a triple-net lease, the tenant is typically responsible for all improvements and is contractually obligated to pay all property operating expenses, such as real estate taxes, insurance premiums and repair and maintenance costs. Certain leases contain additional amounts recoverable from tenants for common area maintenance and certain other expenses, which are non-lease components. The Company elected to combine all its non-lease components, which were determined to have the same pattern of transfer as the related operating lease component, into a single combined lease component. Tenant reimbursement revenue is variable and is recognized in the period in which the related expenses are incurred, with the related expenses included in property costs (including reimbursable) on the consolidated statements of operations. Tenant reimbursements are recorded on a gross basis in instances when our tenants reimburse us for property costs which we incur. Tenant receivables are reduced for amounts that are not probable of collection.

Rental Income: Intangible Amortization

Amortization of above- and below-market lease intangibles are included as a decrease and increase, respectively, to rental revenue and amortization of in-place lease intangibles is included in depreciation and amortization expense in the consolidated statements of operations. All lease intangibles are amortized on a straight-line basis over the term of the lease, which includes any renewal options the Company is reasonably certain the tenant will exercise. If the Company subsequently determines it is reasonably certain that the tenant will not exercise the renewal options, the unamortized portion of any related lease intangible is accelerated over the remaining initial term of the lease. If the Company believes a lease intangible balance is no longer recoverable, the unamortized portion is immediately recognized in impairments in the consolidated statements of operations.

Loans Receivable

Interest on loans receivable is recognized using the effective interest rate method. A loan is placed on non-accrual status when the loan has become 60 days past due, or earlier if management determines that full recovery of the contractually specified payments of principal and interest is doubtful. While on non-accrual status, interest income is recognized only when received. Delinquent loans receivable are written off against the allowance when all possible means of collection have been exhausted.

The Company evaluates its loans receivable balance, including accrued interest, for potential credit losses by analyzing the credit of the borrower, the remaining time to maturity of the loan, collateral value and quality (if any), and other relevant factors. Allowance for credit losses are recorded in impairments on the consolidated statement of operations.

Cash, Cash Equivalents and Restricted Cash

Cash and cash equivalents include cash and highly liquid investment securities with maturities at acquisition of three months or less. The Company invests cash primarily in money market funds of major financial institutions with fund investments consisting of highly-rated money market instruments and other short-term instruments. Restricted cash is classified within deferred costs and other assets, net in the consolidated balance sheets. Cash, cash equivalents and restricted cash consisted of the following (in thousands):

	September 30, 2023	December 31, 2022	September 30, 2022
Cash and cash equivalents	$134,166	$8,770	$109,829
Restricted cash:
1031 Exchange proceeds	4,210	53,183	—
Tenant security deposits	645	—	—
Total cash, cash equivalents and restricted cash	$139,021	$61,953	$109,829

Tenant Receivables

The Company reviews its rent and other tenant receivables for collectability on a regular basis, considering changes in factors such as the tenant’s payment history, the tenant’s financial condition, industry conditions in which the tenant operates and economic conditions in the geographic area in which the tenant operates. If a receivable is not probable of collection, a direct write-off of the receivable will be made. The Company had accounts receivable balances of $13.1 million and $18.2 million at September 30, 2023 and December 31, 2022, respectively, after the impact of $2.3 million and $3.2 million of receivables, respectively, that were deemed not probable of collection. These receivables are recorded within deferred cost and other assets, net in the consolidated balance sheets.

For receivable balances related to the straight-line method of recognizing rental income, the collectability is generally assessed in conjunction with the evaluation of rental income as described above. The Company had straight-line rent receivables of $185.2 million and $167.1 million at September 30, 2023 and December 31, 2022, respectively, after the impact of $1.0 million and $1.3 million of receivables, respectively, that were deemed not probable of collection. These receivables are recorded within deferred costs and other assets, net in the consolidated balance sheets.

Goodwill

Goodwill arises from business combinations as the excess of the cost of an acquired entity over the net fair value amounts that were assigned to the identifiable assets acquired and the liabilities assumed. Goodwill is tested for impairment at the reporting unit level annually or between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of the reporting unit below its carrying value. The Company performs a qualitative assessment to determine if the quantitative impairment test is necessary. The quantitative impairment test, if deemed necessary, compares the fair value of each reporting unit with its carrying amount and impairment is recognized as the amount by which the carrying amount exceeds the reporting unit’s fair value. No impairment was recorded for the periods presented.

Income Taxes

The Corporation has elected to be taxed as a REIT under the Code. As a REIT, the Corporation generally will not be subject to federal income tax provided it continues to satisfy certain tests concerning the Company’s sources of income, the nature of the Company’s assets, the amounts distributed to the Corporation’s stockholders and the ownership of Corporation stock. Management believes the Corporation has qualified and will continue to qualify as a REIT and, therefore, no provision has been made for federal income taxes in the consolidated financial statements. Even if the Corporation qualifies for taxation as a REIT, it may be subject to state and local income and franchise taxes, and to federal income tax and excise tax on its undistributed income.

Taxable income earned by any of the Company's taxable REIT subsidiaries, including from non-REIT activities, is subject to federal, state and local taxes. Taxable income from non-REIT activities managed through any of the Company's taxable REIT subsidiaries is subject to federal, state and local taxes, which are not material.

Earnings Per Share

The Company’s unvested restricted common stock, which contains non-forfeitable rights to receive dividends, are considered participating securities requiring the two-class method of computing earnings per share. Under the two-class method, earnings per common share are computed by dividing the sum of distributed earnings to common stockholders and undistributed earnings allocated to common stockholders by the weighted average number of common shares outstanding for the period. In applying the two-class method, undistributed earnings are allocated to both common shares and participating securities based on their respective weighted average shares outstanding during the period.

Under the terms of the Amended Incentive Award Plan, restricted stock awards are not allocated losses, including undistributed losses as a result of dividends declared exceeding net income. The Company uses net income attributable to common shareholders to determine whether potential common shares are dilutive or anti-dilutive and undistributed net income (loss) to determine whether undistributed earnings are allocable to participating securities.

Forward Equity Sale Agreements

The Corporation may enter into forward sale agreements for the sale and issuance of shares of our common stock, either through an underwritten public offering or through the 2021 ATM Program. These agreements may be physically settled in stock, settled in cash, or net share settled at the Company’s election. The Company evaluated the forward sale agreements and concluded they meet the conditions to be classified within stockholders’ equity. Prior to settlement, a forward sale agreement will be reflected in the diluted earnings per share calculations using the treasury stock method. Under this method, the number of shares of the Corporation’s common stock used in diluted earnings per share is deemed to be increased by the excess, if any, of the number of shares of the Corporation’s common stock that would be issued upon full physical settlement of such forward sale agreement over the number of shares of the Corporation’s common stock that could be purchased by the Company in the market (based on the average market price during the period) using the proceeds receivable upon full physical settlement (based on the adjusted forward sale price at the end of the reporting period). Consequently, prior to settlement of a forward sale agreement, there will be no dilutive effect on the Company’s earnings per share except during periods when the average market price of the Corporation’s common stock is above the adjusted forward sale price. However, upon settlement of a forward sales agreement, if the Corporation elects to physically settle or net share settle such forward sale agreement, delivery of the Corporation’s shares will result in dilution to the Company’s earnings per share. We had no outstanding forward sales agreements as of September 30, 2023.

NOTE 3. INVESTMENTS

Owned Properties

As of September 30, 2023, the Company's gross investment in owned real estate properties totaled $9.4 billion. The gross investment, as adjusted for any impairment, is comprised of land, buildings, lease intangible assets, lease intangible liabilities, real estate assets held under direct financing leases and real estate assets held for sale. The portfolio is geographically dispersed throughout 49 states with Texas, at 15.7%, as the only state with a gross investment greater than 10.0% of the total gross investment of the Company's entire portfolio.

During the nine months ended September 30, 2023, the Company had the following real estate activity (dollars in thousands):

	Number of Properties			Dollar Amount of Investments
	Held in Use	Held for Sale	Total	Held in Use	Held for Sale	Total
Gross balance, December 31, 2022	2,098	17	2,115	$9,122,163	$61,581	$9,183,744
Acquisitions/improvements (1)	30	—	30	497,876	—	497,876
Dispositions of real estate (2)	(63)	(45)	(108)	(138,326)	(112,526)	(250,852)
Transfers to Held for Sale	(69)	69	—	(146,491)	146,491	—
Transfers from Held for Sale	2	(2)	—	3,675	(3,675)	—
Impairments (3)	—	—	—	(10,738)	(8,593)	(19,331)
Reset of gross balances (4)	—	—	—	(21,595)	(4,748)	(26,343)
Gross balance, September 30, 2023	1,998	39	2,037	9,306,564	78,530	9,385,094
Accumulated depreciation and amortization				(1,548,231)	(16,985)	(1,565,216)
Net balance, September 30, 2023 (5)				$7,758,333	$61,545	$7,819,878

(1) Includes investments of $66.2 million in revenue producing capitalized expenditures and $4.0 million of non-revenue producing capitalized expenditures during the nine months ended September 30, 2023.

(2) For the nine months ended September 30, 2023, the net gains on disposal of properties held in use and held for sale were $39.4 million and $27.1 million, respectively.

(3) Impairments on owned real estate is comprised of real estate and intangible asset/liability impairment.

(4) Represents write-off of gross investment balances against the related accumulated depreciation and amortization balances as a result of basis reset due to impairment or intangibles and tenant improvements which have been fully amortized.

(5) Reconciliation of total owned investments to the accompanying consolidated balance sheet at September 30, 2023 is as follows:

Real estate assets held for investment, net	$7,468,643
Intangible lease assets, net	389,100
Real estate assets under direct financing leases, net	7,404
Real estate assets held for sale, net	61,545
Intangible lease liabilities, net	(106,814)
Net balance	$7,819,878

Operating Leases

As of September 30, 2023 and 2022, the Company held 2,028 and 2,113 properties under operating leases, respectively. The following table summarizes the components of rental income recognized on these operating leases in the consolidated statements of operations (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Base Cash Rent (1)	$173,569	$162,467	$516,486	$471,052
Variable cash rent (including reimbursables)	6,331	6,479	18,385	19,713
Straight-line rent, net of uncollectible reserve (2)	8,227	10,875	26,127	28,465
Amortization of above- and below- market lease intangibles, net (3)	78	475	767	1,700
Total rental income	$188,205	$180,296	$561,765	$520,930

(1) Includes net impact of amounts (reserved) of $(0.3) million and $(0.4) million for the three and nine months ended September 30, 2023, and $(0.6) million and $(0.5) million for the three and nine months ended September 30, 2022, respectively.

(2) Includes net impact of amounts (reserved)/recovered of $(2.1) million and $(4.1) million for the three and nine months ended September 30, 2023, respectively, and $1.2 million and $1.1 million for the three and nine months ended September 30, 2022, respectively.

(3) Excludes amortization of in-place leases of $10.7 million and $32.7 million for the three and nine months ended September 30, 2023, respectively, and $11.3 million and $32.6 million for the three and nine months ended September 30, 2022, respectively, which is included in depreciation and amortization expense in the consolidated statements of operations.

Lease renewal periods are exercisable at the lessees’ option and, as such, minimum future rent only includes the remaining initial non-cancellable term of our operating leases. In addition, minimum future rent includes fixed rent escalations occurring on or after October 1, 2023, but does not include variable rent escalations, such as those based on CPI, or contingent rents.

Minimum future rent at September 30, 2023 is as follows (in thousands):

September 30, 2023
Remainder of 2023	$171,402
2024	686,874
2025	677,829
2026	653,584
2027	615,008
Thereafter	5,110,923
Total future minimum rentals	$7,915,620

The following table details lease intangible assets and liabilities, net of accumulated amortization (in thousands):

	September 30, 2023	December 31, 2022
In-place leases	$536,730	$559,962
Above-market leases	104,204	101,594
Less: accumulated amortization	(251,834)	(237,686)
Intangible lease assets, net	$389,100	$423,870

Below-market leases	$165,224	$179,187
Less: accumulated amortization	(58,410)	(61,110)
Intangible lease liabilities, net	$106,814	$118,077

Direct Financing Leases

As of September 30, 2023, the Company held one property under a direct financing lease, which was held in use. As of September 30, 2023, this property had $2.1 million in scheduled minimum future payments to be received under its remaining non-cancellable lease term. As of September 30, 2023, the Company had a reserve of $0.1 million against the investment balance of $7.5 million, which was initially recorded in 2020 as a result of the initial term of the direct financing lease extending until 2027.

Loans Receivable

During the first quarter of 2023, the Company provided fixed-rate seller financing in conjunction with the sale of four single-tenant properties for $33.0 million, for which the properties serve as collateral. The Company also provided additional funding for an existing construction loan, for which we issued $12.7 million during 2022 and increased the principal amount of the loan by $0.8 million during the three months ended March 31, 2023. The Company evaluated the collectability of these amounts receivable and recorded an allowance for loan losses of $0.5 million during the three months ended March 31, 2023 due to the borrowers' financials and performance metrics.

During the second quarter of 2023, the Company issued a fixed-rate, uncollateralized loan for $5.0 million. Additionally, the Company purchased $10.0 million of term loans for $7.9 million, with $2.1 million being recorded to allowance for loan losses at time of purchase. The Company evaluated the collectability of these amounts receivable and recorded an additional allowance for loan losses of $0.8 million for the three months ended June 30, 2023. The Company also recorded an additional allowance for loan losses of $0.1 million during the three months ended June 30, 2023 on an existing loan due to changes in the borrower's macroeconomic environment.

During the third quarter of 2023, the Company recorded an additional allowance for loan losses of $15.3 million on existing loans due to changes in the borrower's financial position.

The following table details our loans receivable activity (in thousands):

	Principal Balance	Allowance for Credit Loss	Total
December 31, 2022	$23,700	$(677)	$23,023
Loans issued	48,750	(18,799)	29,951
Loan payments received	(25)	—	(25)
September 30, 2023	$72,425	$(19,476)	$52,949

Impairments and Allowance for Credit Losses

The following table summarizes impairments and allowance for credit losses recognized in the consolidated statements of operations (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Real estate asset impairment	$3,951	$1,632	$18,754	$10,535
Intangible net (liability)/asset impairment	(27)	(61)	577	434
Allowance for credit losses on loans receivable	15,334	—	16,721	127
Total impairment loss	$19,258	$1,571	$36,052	$11,096

NOTE 4. DEBT

The Company's debt is summarized below (dollars in thousands):

	Weighted Average Effective Interest Rates (1)	Weighted Average Stated Interest Rates (2)	Weighted Average Remaining Years to Maturity (3)	September 30, 2023	December 31, 2022
Debt:
Revolving credit facilities	12.18%	—	2.5	$—	$55,500
Term loans	4.01%	3.86%	2.8	1,100,000	800,000
Senior Unsecured Notes	3.42%	3.25%	5.7	2,750,000	2,750,000
Mortgages payable	4.89%	5.82%	7.3	4,410	4,825
Total debt	3.68%	3.42%	4.8	3,854,410	3,610,325
Debt discount, net				(8,573)	(9,556)
Deferred financing costs, net (4)				(25,589)	(25,460)
Total debt, net				$3,820,248	$3,575,309

(1) Includes amortization of debt discount/premium, amortization of deferred financing costs, facility fees, non-utilization fees and impact of cash flow hedges, where applicable, calculated for the nine months ended September 30, 2023 based on the average principal balance outstanding during the period.

(2) Based on the outstanding principal balance as of September 30, 2023. Term loans include the impact of cash flow hedges. Excluding the impact of cash flow hedges, the stated interest rate for the term loans was 6.31% as of September 30, 2023.

(3) Based on the outstanding principal balance as of September 30, 2023.

(4) Excludes deferred financing costs for the revolving credit facilities.

Deferred financing costs and offering discount/premium incurred in connection with entering into debt agreements are amortized to interest expense over the initial term of the respective agreement. Both deferred financing costs and offering discount/premium are recorded net against the principal debt balance on the consolidated balance sheets, except for deferred costs related to revolving credit facilities, which are recorded in deferred costs and other assets, net.

Revolving Credit Facilities

On January 14, 2019, the Operating Partnership entered into the 2019 Revolving Credit and Term Loan Agreement, which included the 2019 Credit Facility with a borrowing capacity of $800.0 million. On March 30, 2022, the Operating Partnership amended and restated the 2019 Revolving Credit and Term Loan Agreement, increasing the borrowing capacity of the 2019 Credit Facility to $1.2 billion. The borrowing capacity can be further increased to $1.7 billion through exercise of an accordion feature, subject to satisfying certain requirements. The 2019 Credit Facility has a maturity date of March 31, 2026 and includes two six-month extensions that can be exercised at the Company’s option. Borrowings may be repaid, in whole or in part, at any time, without premium or penalty, but subject to applicable breakage fees, if any.

As of September 30, 2023, outstanding loans under the 2019 Credit Facility bore interest at a 1-month adjusted SOFR rate plus an applicable margin of 0.775% per annum and the aggregate revolving commitments incurred a facility fee of 0.150% per annum, in each case, based on the Operating Partnership’s credit rating and leverage ratio (as defined in the agreement). Prior to March 30, 2022, outstanding loans under the 2019 Credit Facility bore interest at 1-month LIBOR plus an applicable margin of 0.90% per annum and the aggregate revolving commitments incurred a facility fee of 0.20% per annum.

In connection with the amendment and restatement of the 2019 Credit Facility, the Company wrote off $0.2 million in deferred financing costs and incurred deferred financing costs of $8.6 million. The unamortized deferred financing costs were $6.0 million as of September 30, 2023, compared to $7.8 million as of December 31, 2022.

As of September 30, 2023, $1.2 billion of borrowing capacity was available under the 2019 Credit Facility and there were no outstanding letters of credit. The Operating Partnership's ability to borrow under the 2019 Credit Facility is subject to ongoing compliance with a number of customary financial and other affirmative and negative covenants, all of which the Company and the Operating Partnership were in compliance with as of September 30, 2023.

Term Loans

On August 22, 2022, the Operating Partnership entered into the 2022 Term Loan Agreement, which provides for borrowings in an aggregate amount of $800.0 million, comprised of a $300.0 million tranche which matures August 22, 2025 and a $500.0 million tranche which matures August 20, 2027. The 2022 Term Loan Agreement also includes an accordion feature to increase the available term loans by $200.0 million, subject to satisfying certain requirements. The Company incurred $8.4 million in deferred financing costs in connection with entering into the 2022 Term Loan Agreement, and the unamortized deferred financing costs were $6.2 million as of September 30, 2023, compared to $7.7 million as of December 31, 2022.

On November 17, 2022, the Operating Partnership entered into the 2023 Term Loan Agreement, which provides for $500.0 million of unsecured term loans with a maturity date of June 16, 2025. The 2023 Term Loan Agreement also includes an accordion feature to increase the available term loans by $100.0 million, subject to satisfying certain requirements. The Company incurred $4.3 million in deferred financing costs in connection with the $300.0 million drawn of the 2023 Term Loans, and the unamortized deferred financing costs were $3.6 million as of September 30, 2023. Borrowing capacity of $200.0 million was available under the 2023 Term Loan Agreements as of September 30, 2023, which may be drawn by December 29, 2023.

As of September 30, 2023, the 2022 Term Loans and 2023 Term Loans bore interest at a 1-month adjusted SOFR rate plus an applicable margin of 0.850% and 0.950% per annum, respectively, based on the Operating Partnership's credit rating. In conjunction with the Company's term loans, the Company entered into interest rate swaps as cash flow hedges (see Note 7).

In connection with the 2022 Term Loan Agreement and the 2023 Term Loan Agreement, the Company and Operating Partnership are subject to ongoing compliance with a number of customary financial and other affirmative and negative covenants, all of which the Company and the Operating Partnership were in compliance with as of September 30, 2023.

Senior Unsecured Notes

The Senior Unsecured Notes were issued by the Operating Partnership and are guaranteed by the Company. The following is a summary of the Senior Unsecured Notes outstanding (dollars in thousands):

	Maturity Date	Interest Payment Dates	Stated Interest Rate	September 30, 2023	December 31, 2022
2026 Senior Notes	September 15, 2026	March 15 and September 15	4.45%	$300,000	$300,000
2027 Senior Notes	January 15, 2027	January 15 and July 15	3.20%	300,000	300,000
2028 Senior Notes	March 15, 2028	March 15 and September 15	2.10%	450,000	450,000
2029 Senior Notes	July 15, 2029	January 15 and July 15	4.00%	400,000	400,000
2030 Senior Notes	January 15, 2030	January 15 and July 15	3.40%	500,000	500,000
2031 Senior Notes	February 15, 2031	February 15 and August 15	3.20%	450,000	450,000
2032 Senior Notes	February 15, 2032	February 15 and August 15	2.70%	350,000	350,000
Total Senior Unsecured Notes			3.25%	$2,750,000	$2,750,000

The Senior Unsecured Notes are redeemable in whole at any time or in part from time to time, at the Operating Partnership’s option, at a redemption price equal to the sum of 100% of the principal amount of the respective Senior Unsecured Notes to be redeemed plus accrued and unpaid interest and liquidated damages, if any, up to, but not including, the redemption date; and a make-whole premium. If any of the Senior Unsecured Notes are redeemed three months or less (or two months or less in the case of the 2027 Senior Notes and 2028 Senior Notes) prior to their respective maturity dates, the redemption price will not include a make-whole premium.

As of September 30, 2023 and December 31, 2022, the unamortized deferred financing costs were $15.8 million and $17.8 million, respectively, and the unamortized discount was $8.7 million and $9.7 million, respectively. In connection with the issuance of the Senior Unsecured Notes, the Company and Operating Partnership are subject to ongoing compliance with a number of customary financial and other affirmative and negative covenants, all of which the Company and the Operating Partnership were in compliance with as of September 30, 2023.

Mortgages Payable

Indirect wholly-owned special purpose entity subsidiaries of the Company are borrowers under two fixed-rate non-recourse loans, which have been securitized into CMBS and are secured by the borrowers’ respective leased properties and related assets. The stated interest rates as of September 30, 2023 for the loans were 5.80% and 6.00%, respectively. Each loan was secured by one property. There were no unamortized deferred financing costs as of either September 30, 2023 and December 31, 2022, and the unamortized net premium as of September 30, 2023 and December 31, 2022 was $0.1 million and $0.2 million, respectively.

Debt Extinguishment

The Company did not extinguish any debt during the nine months ended September 30, 2023. During the nine months ended September 30, 2022, the Company recognized a loss on debt extinguishment of $0.2 million as a result of the amendment and restatement of the 2019 Revolving Credit and Term Loan Agreement.

Debt Maturities

As of September 30, 2023, scheduled debt maturities, including balloon payments, were as follows (in thousands):

	Scheduled Principal	Balloon Payment	Total
Remainder of 2023	$141	$—	$141
2024	590	—	590
2025	610	600,016	600,626
2026	469	300,000	300,469
2027	497	800,000	800,497
Thereafter	2,034	2,150,053	2,152,087
Total	$4,341	$3,850,069	$3,854,410

Interest Expense

The components of interest expense related to the Company's borrowings were as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Revolving credit facilities (1)	$612	$3,550	$4,237	$8,520
Term loans (2)	10,857	2,940	25,589	2,940
Senior Unsecured Notes	22,313	22,313	66,939	66,939
Mortgages payable	65	73	201	225
Non-cash:
Amortization of deferred financing costs	2,325	1,475	5,944	3,637
Amortization of debt discount, net	330	318	982	947
Amortization of net losses related to interest rate swaps	702	702	2,106	2,106
Capitalized interest	(285)	(415)	(1,005)	(741)
Total interest expense	$36,919	$30,956	$104,993	$84,573

(1) Includes facility fees of approximately $0.6 million and $2.0 million for the three and nine months ended September 30, 2023, respectively, and $0.5 million and $1.4 million for the three and nine months ended September 30, 2022, respectively.

(2) Includes impact of cash flow hedge.

NOTE 5. STOCKHOLDERS’ EQUITY

Common Stock

In January 2022, the Company entered into forward sale agreements in connection with an offering of 9.4 million shares of common stock at an initial public offering price of $47.60 per share, before underwriting discounts and offering expenses. All of these shares were settled during 2022, generating net proceeds of $427.7 million.

In November 2021, the Board of Directors approved a new $500.0 million ATM Program, and the Company terminated its 2020 ATM Program. The following details the activity under the 2021 ATM Program since its inception (in thousands):

2021 ATM	Forward Shares	Regular Shares	Total Shares	Net Proceeds on Issuances
Month ended 12/31/2021
Shares sold	2,268	438	2,706
Shares issued	(2,212)	(438)	(2,650)	$120,286
Unsettled shares sold as of 12/31/2021	56	—	56

Year ended 12/31/2022
Shares sold	2,434	1,525	3,959
Shares issued	(2,490)	(1,525)	(4,015)	$167,850
Unsettled shares sold as of 12/31/2022	—	—	—

Nine months ended 9/30/2023
Shares sold	—	—	—
Shares issued	—	—	—	$—
Unsettled shares sold as of 9/30/2023	—	—	—

As of September 30, 2023, approximately $208.7 million of capacity remained available under the 2021 ATM Program.

Preferred Stock

As of September 30, 2023, the Company had 6.9 million shares of Series A Preferred Stock outstanding, which pays cumulative cash dividends of 6.00% per annum on the liquidation preference of $25.00 per share (equivalent to $1.50 per share on an annual basis).

Dividends Declared

For the nine months ended September 30, 2023, the Company's Board of Directors declared the following dividends:

Declaration Date	Dividend Per Share	Record Date	Total Amount (in thousands)	Payment Date
Common Stock
February 22, 2023	$0.6630	March 31, 2023	$93,675	April 14, 2023
May 3, 2023	$0.6630	June 30, 2023	$93,700	July 14, 2023
August 9, 2023	$0.6696	September 29, 2023	$94,635	October 13, 2023
Preferred Stock
February 22, 2023	$0.3750	March 15, 2023	$2,588	March 31, 2023
May 3, 2023	$0.3750	June 15, 2023	$2,588	June 30, 2023
August 9, 2023	$0.3750	September 15, 2023	$2,587	September 29, 2023

The common stock dividend declared on August 9, 2023 is included in accounts payable, accrued expenses and other liabilities in the consolidated balance sheet as of September 30, 2023.

NOTE 6. COMMITMENTS AND CONTINGENCIES

The Company is periodically subject to claims or litigation in the ordinary course of business, including claims generated from business conducted by tenants on real estate owned by the Company. In these instances, the Company is typically indemnified by the tenant against any losses that might be suffered, and the Company and/or the tenant are typically insured against such claims. The Company had fully accrued a $5.7 million contingent liability related to debt owed by a tenant in 2018, however no payments were made by the Company. Therefore, upon the debt's maturity on March 15, 2022, the Company reversed the $5.7 million accrual, which is reflected as other income in the consolidated statement of operations.

As of September 30, 2023, there were no outstanding claims or litigation against the Company that are expected to have a material adverse effect on the Company’s financial position, results of operations or cash flows.

The Company estimates future costs for known environmental remediation requirements when it is probable that the Company has incurred a liability and the related costs can be reasonably estimated. The Company considers various factors when estimating its environmental liabilities, and adjustments are made when additional information becomes available that affects the estimated costs to study or remediate any environmental issues. When only a wide range of estimated amounts can be reasonably established and no other amount within the range is better than another, the low end of the range is recorded in the consolidated financial statements. As of September 30, 2023, no accruals have been made.

Purchase and Capital Improvement Commitments

As of September 30, 2023, the Company had commitments totaling $138.1 million, of which $12.2 million relates to future acquisitions and the remainder relates to improvements on properties the Company already owns. Acquisition commitments contain standard cancellation clauses contingent on the results of due diligence. $20.6 million of the Company’s commitments are expected to be funded by the end of 2023, with the remainder to be funded by the end of 2025.

NOTE 7. DERIVATIVE AND HEDGING ACTIVITIES

The Company may use interest rate derivative contracts to manage its exposure to changes in interest rates on its variable rate debt. These derivatives are considered cash flow hedges and are recorded on a gross basis at fair value. Assessments of hedge effectiveness are performed quarterly using either a qualitative or quantitative approach. The Company recognizes the entire change in the fair value in AOCIL and the change is reflected as cash flow hedge changes in fair value in the supplemental disclosures of non-cash activities in the consolidated statements of cash flows. Amounts will subsequently be reclassified to earnings when the hedged item affects earnings. The Company does not enter into derivative contracts for speculative or trading purposes and does not have derivative netting arrangements.

The Company is exposed to credit risk in the event of non-performance by its derivative counterparties. The Company evaluates this risk through monitoring the creditworthiness of counterparties, which includes review of their debt ratings and financial performance. To mitigate credit risk, the Company enters into agreements with counterparties it considers credit-worthy, such as large financial institutions with favorable credit ratings.

In the third quarter of 2019, the Company terminated interest rate swaps which had been entered into in December 2018 and accelerated the reclassification of a loss of $12.5 million from AOCIL to termination of interest rate swaps as a result of a portion of the hedged forecasted transactions becoming probable not to occur. There were no events of default related to the interest rate swaps prior to their termination. Given that a portion of the hedged transactions remained probable to occur, $12.3 million of the loss was deferred in other comprehensive loss and is being amortized over the remaining initial term of the interest rate swaps, which ends January 31, 2024. As of September 30, 2023, the unamortized portion of loss in AOCIL related to terminated interest rate swaps was $0.9 million.

During the third quarter of 2022 and the first quarter of 2023, the Company entered into new interest rate swaps, which were designated as cash flow hedge instruments. Interest rate swaps that are in an asset position are recorded in deferred costs and other assets, net on the consolidated balance sheet, while interest rate swaps that are in a liability position are recorded in accounts payable, accrued expenses and other liabilities on the consolidated balance sheet. These instruments swap 1-month SOFR for a fixed payment. The following table summarizes the key terms and fair value of these instruments (in thousands):

Interest Rate Swap	Fixed Interest			Fair Value of Asset
Notional Amount	Rate	Effective Date	Maturity Date	September 30, 2023
$300,000	2.501%	September 15, 2022	August 22, 2027	$20,340
$200,000	2.507%	September 15, 2022	August 22, 2027	13,478
$300,000	2.636%	September 15, 2022	August 22, 2025	12,403
$300,000	3.769%	June 15, 2023	June 15, 2025	6,090
$200,000	3.590%	December 15, 2023	June 15, 2025	3,921
				$56,232

The following table provides information about the amounts recorded in AOCIL, as well as any amounts reclassified to operations (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Cash flow hedge derivatives	$14,229	$39,606	$34,852	$39,606
Amount of gain reclassified from AOCIL to interest	(6,671)	(104)	(15,750)	(104)
Amount of loss reclassified from AOCIL to interest	702	702	2,106	2,106
Total	$8,260	$40,204	$21,208	$41,608

During the next 12 months, we estimate that approximately $0.9 million will be reclassified as an increase to interest expense related to terminated hedges of existing floating-rate debt and $28.8 million will be reclassified as a decrease to interest expense related to cash flow hedge derivatives.

NOTE 8. FAIR VALUE MEASUREMENTS

Recurring Fair Value Measurements

The Company’s interest rate swaps are measured using a market approach, using prices obtained from a nationally recognized pricing service and pricing models with market observable inputs such as interest rates and volatilities. The Company’s financial assets that were accounted for at fair value on a recurring basis were as follows (in thousands):

		Fair Value Hierarchy Level
Description	Fair Value	Level 1	Level 2	Level 3
Derivatives held at September 30, 2023
Interest rate swap assets	$56,232	$—	$56,232	$—

Derivatives held at December 31, 2022
Interest rate swap assets	$37,128	$—	$37,128	$—

Nonrecurring Fair Value Measurements

Fair value measurement of an asset on a nonrecurring basis occurs when events or changes in circumstances related to an asset indicate that the carrying amount of the asset is no longer recoverable. Real estate assets and their related intangible assets are evaluated for impairment based on certain indicators including, but not limited to: the asset being held for sale, vacant, tenant bankruptcy or delinquency, and leases expiring in 60 days or less. The fair values of real estate and intangible assets were estimated using the following information, depending on availability, in order of preference: signed purchase and sale agreements (“PSA”) or letters of intent (“LOI”); broker opinions of value (“BOV”); recently quoted bid or ask prices, or market prices for comparable properties; estimates of discounted cash flows, which consider, among other things, contractual and forecasted rental revenues, leasing assumptions, expenses based upon market conditions and capitalization rates; and expectations for the use of the real estate. The Company’s assets that were accounted for at fair value on a nonrecurring basis as of their respective measurement dates were as follows (in thousands):

		Fair Value Hierarchy Level
Description	Fair Value	Level 1	Level 2	Level 3
Assets held at September 30, 2023
Impaired at March 31, 2023	$2,526	$—	$—	$2,526
Impaired at June 30, 2023	$5,826	$—	$—	$5,826
Impaired at September 30, 2023	$29,932	$—	$—	$29,932

Assets held at December 31, 2022
Impaired at June 30, 2022	$4,700	$—	$—	$4,700
Impaired at September 30, 2022	$4,094	$—	$—	$4,094
Impaired at December 31, 2022	$29,636	$—	$—	$29,636

As of September 30, 2023, the Company held 15 properties that were impaired during 2023. As of December 31, 2022, the Company held 18 properties that were impaired during 2022. The Company estimated property fair value using price per square foot from unobservable inputs. The unobservable inputs for these properties are as follows:

Unobservable Input	Asset Type	Property Count	Price Per Square Foot Range	Weighted Average Price Per Square Foot	Square Footage
September 30, 2023
PSA, LOI or BOV	Retail	14	$37.74 - $782.66	$208.91	175,779
Comparable Properties	Medical	1	$91.23 - $107.52	$100.33	15,804

December 31, 2022
PSA, LOI or BOV	Retail	12	$30.00 - $384.88	$93.60	223,225
PSA, LOI or BOV	Data Center	1	$24.94	$24.94	188,475
Comparable Properties	Retail	3	$26.05 - $197.15	$56.36	100,195
Comparable Properties	Office	2	$71.69 - $135.00	$98.97	73,000

Estimated Fair Value of Financial Instruments

Financial assets and liabilities for which the carrying values approximate their fair values include cash and cash equivalents, restricted cash and escrow deposits, and accounts receivable and payable. Generally, these assets and liabilities are short-term in duration and are recorded at cost, which approximates fair value, on the consolidated balance sheets. In addition, companies are required to disclose the estimated fair values of all financial instruments, even if they are not carried at their fair values. The fair values of financial instruments are estimates based upon market conditions and perceived risks at measurement date. These estimates require management’s judgment and may not be indicative of the future fair values of the assets and liabilities. The estimated fair values of these financial instruments have been derived either based on (i) market quotes for identical or similar instruments in markets or (ii) discounted cash flow analyses using estimates of the amount and timing of future cash flows, market rates and credit spreads. The estimated fair values of the Senior Unsecured Notes are classified as Level 1 of the fair value of the hierarchy, and the remaining estimates are classified as Level 2. The following table discloses fair value information for these financial instruments (in thousands):

	September 30, 2023		December 31, 2022
	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
Loans receivable, net(1)	$52,949	$51,747	$23,023	$23,462
2019 Credit Facility	—	—	55,500	55,502
Term loans, net (2)	1,090,198	1,100,705	792,309	802,363
Senior Unsecured Notes, net (2)	2,725,505	2,339,854	2,722,514	2,310,547
Mortgages payable, net (2)	4,545	4,229	4,986	4,685

(1) The carrying value of the loans receivable are net of an allowance for credit losses.

(2) The carrying value of the debt instruments are net of unamortized deferred financing costs and certain debt discounts/premiums.

NOTE 9. INCENTIVE AWARD PLAN

Amended Incentive Award Plan

Pursuant to the Amended Incentive Award Plan, restricted share awards and market-based awards are granted to certain of the Company’s officers, directors and other employees. The vesting of these awards results in federal and state income tax liabilities for the recipients. As permitted by the terms of the Amended Incentive Award Plan and the award grants, certain executive officers and employees elected to surrender shares of common stock valued at $1.5 million during the nine months ended September 30, 2023 solely to pay the associated statutory tax withholdings.

Restricted Share Awards

During the nine months ended September 30, 2023, the Company granted 139 thousand restricted shares under the Amended Incentive Award Plan to certain directors and employees and recorded $5.7 million in deferred compensation associated with these grants. Deferred compensation for restricted shares will be recognized in expense over the requisite service period, which is generally one to three years. As of September 30, 2023, there were approximately 207 thousand unvested restricted shares outstanding.

Market-Based Awards

During the nine months ended September 30, 2023, the Board of Directors, or committee thereof, approved target grants of 189 thousand market-based awards to executive officers of the Company. The performance period of these grants is generally three years. Potential shares of the Corporation’s common stock that each participant is eligible to receive is based on the initial target number of shares granted, multiplied by a percentage range between 0% and 375%. Grant date fair value of the market-based awards was calculated using the Monte Carlo simulation model, which incorporated stock price volatility of the Company and each of the Company’s peers and other variables over the time horizons matching the performance periods. Significant inputs for the calculation for the grants approved in the nine months ended September 30, 2023 were expected volatility of the Company of 36.3% and expected volatility of the Company's peers, ranging from 26.0% to 52.7%, with an average volatility of 34.0% and a risk-free interest rate of 3.72%. Expected volatility was determined using an equal weighting of implied volatility and historical volatility. The fair value of the market-based award per share of these grants was $74.30 as of the grant date.

Approximately $4.9 million and $2.5 million in dividend rights have been accrued as of September 30, 2023 and December 31, 2022, respectively. For outstanding non-vested awards at September 30, 2023, 0.8 million shares would have been released based on the Corporation’s TSR relative to the specified peer groups through that date.

Stock-based Compensation Expense

Stock-based compensation is recognized on a straight-line basis over the minimum required service period of each award described above. The Company recorded stock-based compensation expense of $4.9 million and $15.1 million for the three and nine months ended September 30, 2023, respectively, and $4.4 million and $12.8 million for the three and nine months ended September 30, 2022, respectively. These amounts are included in general and administrative expenses in the consolidated statements of operations.

The following is a summary of remaining unamortized stock-based compensation expense (in thousands):

	September 30, 2023	December 31, 2022
Restricted share awards	$5,700	$4,727
Market-based awards	18,625	15,165
Total unamortized stock-based compensation expense	$24,325	$19,892

NOTE 10. INCOME PER SHARE

The table below is a reconciliation of the numerator and denominator used in the computation of basic and diluted net income per share computed using the two-class method (dollars in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Net income	$38,468	$76,640	$188,822	$215,436
Less: dividends paid to preferred stockholders	(2,587)	(2,587)	(7,763)	(7,763)
Less: dividends and income attributable to unvested restricted stock	(138)	(142)	(412)	(412)
Net income attributable to common stockholders used in basic and diluted income per share	$35,743	$73,911	$180,647	$207,261

Weighted average shares of common stock outstanding	141,331,332	136,530,530	141,317,480	133,058,487
Less: unvested weighted average shares of restricted stock	(206,931)	(216,161)	(222,573)	(223,277)
Basic weighted average shares of common stock outstanding	141,124,401	136,314,369	141,094,907	132,835,210
Plus: unvested market-based awards	25,464	—	8,488	130,087
Diluted weighted average shares of common stock outstanding (1)	141,149,865	136,314,369	141,103,395	132,965,297

Net income per share attributable to common stockholders - basic	$0.25	$0.54	$1.28	$1.56

Net income per share attributable to common stockholders - diluted	$0.25	$0.54	$1.28	$1.56

Potentially dilutive shares of common stock related to:
Unvested restricted share awards	42,806	51,338	61,354	65,060

(1) Assumes the most dilutive issuance of potentially issuable shares between the two-class and treasury stock method unless the result would be anti-dilutive.

NOTE 11. SUBSEQUENT EVENTS

On October 29, 2023, Spirit entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Realty Income Corporation, a Maryland corporation (“Realty Income”), and Saints MD Subsidiary, Inc., a Maryland corporation and wholly owned subsidiary of Realty Income (“Merger Sub”). Pursuant to the terms and conditions of the Merger Agreement, upon the closing, Spirit will be merged with and into Merger Sub, with Merger Sub continuing as the surviving corporation (the “Merger”).

Pursuant to the terms and subject to the conditions of the Merger Agreement, at the date and time the Merger becomes effective, (i) each share of Spirit common stock, par value of $0.05 per share (the “Spirit Common Stock”) will automatically be converted into 0.762 of a newly issued share of common stock (the “Exchange Ratio”), par value of $0.01 per share, of Realty Income (the “Realty Income Common Stock”), and cash in lieu of fractional shares, and (ii) each outstanding share of Spirit’s 6.000% Series A Cumulative Redeemable Preferred Stock, par value of $0.01 per share (the “Spirit Series A Preferred Stock”), will be converted into the right to receive one share of newly issued Realty Income 6.000% Series A Cumulative Redeemable Preferred Stock, having substantially the same terms as the Spirit Series A Preferred Stock.

During the period between the signing of the Merger Agreement and the consummation of the Merger, Spirit is permitted to declare and pay regular quarterly cash dividends with respect to shares of Spirit Common Stock and Spirit Series A Preferred Stock.

The Merger Agreement contains customary representations, warranties and covenants by each party. The Merger is subject to certain conditions which are set forth in the Merger Agreement, including the approval of Spirit’s shareholders. The boards of directors of the Company and Realty Income have approved the Merger Agreement. The Merger is expected to close during the first quarter of 2024.